Exhibit 99.1
Cronos Group Reports 2024 First Quarter Results

Industry-leading balance sheet with $855 million in cash and cash equivalents

Net revenue in Q1 2024 increased by 30% year-over-year to $25.3 million

Spinach® was top-3 in retail sales in Canada in the flower, edible, and vape categories in Q1 2024

Launched PEACE NATURALS® brand in the United Kingdom in May 2024

TORONTO, May 9, 2024 - Cronos Group Inc. (NASDAQ: CRON) (TSX: CRON) (“Cronos” or the “Company”), today announces its 2024 first quarter business results.

“Cronos achieved its highest quarterly net revenue from continuing operations on record at $25.3 million, up 30% year-over-year. The top line was propelled by 31% growth year-over-year in Canada, and 27% growth year-over-year in Israel. Cronos' strong first quarter results are a testament to our global team's commitment to excellence, innovation and their ability to adapt to changing market conditions,” said Mike Gorenstein, Chairman, President and CEO, Cronos.

“We continue to bring new innovations to Canada across our Spinach® and Lord Jones® brands, which are helping to drive market share gains,” continued Mr. Gorenstein. “Spinach® is the number two overall brand in Canada, driven by top three positions in the edibles, vape, and flower categories. Innovations under the Spinach® brand include the SOURZ by Spinach® Fully Blasted edibles and new flavor-forward vapes. Under Lord Jones®, although these are early days, sales across the vape, edible and pre-roll categories are gaining momentum and we are very excited to see the growth in this brand since we re-introduced it to the THC category in Canada. In Israel, following a challenging fourth quarter, our team there responded with incredible resilience, driving a substantial sequential improvement in performance. We continue to focus on bringing our leading cannabis genetics to Israel, with top-performing flower products such as Wedding Cake and GMO, under the PEACE NATURALS® brand, winning with consumers. We remain steadfastly focused on building the world's best borderless products to take advantage of any new markets that open.”

Consolidated Financial Results
In the second quarter of 2023, the Company exited its U.S. hemp-derived CBD operations. The exit of the U.S. operations represented a strategic shift, and as such, qualifies for reporting as discontinued operations in our condensed consolidated statements of net loss and comprehensive loss. Prior period amounts have been reclassified to reflect the discontinued operations classification of the U.S. operations.
The tables below set forth our condensed consolidated results of continuing operations, expressed in thousands of U.S. dollars for the periods presented. Our condensed consolidated financial results for these periods are not necessarily indicative of the consolidated financial results that we will achieve in future periods.

(in thousands of USD)	Three months ended March 31, 2024	Change
2024	2023	$	%
Consolidated net revenue	$25,288	$19,495	$5,793	30%

Cost of sales	20,805	16,568	4,237	26%
Gross profit	$4,483	$2,927	$1,556	53%
Gross margin(i)	18%	15%	N/A	3	pp

Net income (loss)(ii)	$(2,484)	$(18,035)	$15,551	86%

Adjusted EBITDA(iii)	$(10,669)	$(15,682)	$5,013	32%

Other Data
Cash and cash equivalents(iv)	$855,114	$413,667	$441,447	107%
Short-term investments(iv)	—	422,763	(422,763)	(100)%
Capital expenditures(v)	1,994	737	1,257	171%
(i) Gross margin is defined as gross profit divided by net revenue.
(ii) The improvement year-over-year in quarterly net income (loss) was primarily driven by an improvement in other income, operating loss and gross profit.
(iii) See “Non-GAAP Measures” for more information, including a reconciliation of adjusted earnings (loss) before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) to net income (loss).
(iv) Dollar amounts are as of the last day of the period indicated.
(v) Capital expenditures represent component information of investing activities and is defined as the sum of purchase of property, plant and equipment, and purchase of intangible assets.

First Quarter 2024
•Net revenue of $25.3 million in Q1 2024 increased by $5.8 million from Q1 2023. The increase was primarily due to higher cannabis flower and cannabis extract sales in Canada and higher cannabis flower sales in Israel, partially offset by an adverse price/mix in the Canadian cannabis flower category driving increased excise tax payments as a percentage of revenue.
•Gross profit of $4.5 million in Q1 2024 increased by $1.6 million from Q1 2023. The increase was primarily due to higher cannabis flower and extract sales in the Canadian adult-use market, higher cannabis flower sales in Israel and favorable labor, overhead and inventory variances, partially offset by an adverse price/mix in the Canadian cannabis flower category driving increased excise tax payments as a percentage of revenue.
•Adjusted EBITDA of $(10.7) million in Q1 2024 improved by $5.0 million from Q1 2023. The improvement year-over-year was driven by a decrease in general and administrative expenses, lower research and development expenses and an increase in gross profit.

Business Updates

Brand and Product Portfolio

Spinach®
Spinach® continues to gain recognition as the go-to brand for a wide array of products featuring different cannabinoid combinations, potency ranges and flavor profiles. In the edibles category, the Spinach® brand held a 14.4% market share in Q1 2024, across the SOURZ by Spinach® and Spinach FEELZ™ sub-brands, according to Hifyre. We are continuously evolving the product offering and bringing new strategies to market that have been instrumental in this success. A key addition to our product lineup is the 1-piece 10mg THC product called Fully Blasted under the SOURZ by Spinach® brand, which hit select markets in March. This product has quickly gained market share in the two markets it’s in, Alberta and British Columbia, as it addresses a clear consumer need. Fully Blasted edibles will launch more broadly across Canada in the coming weeks.

Cronos' strong cannabis cultivar breeding program and portfolio of genetics continued to drive growth, propelling the Spinach® brand to become the number one flower brand in Canada, with a 6.5% market share in Q1 2024, according to Hifyre. Spinach® has three products in the top-15 for market share in the cannabis flower category, led by our GMO Cookies genetic across various pack sizes, according to Hifyre. Our proprietary genetics breeding program continues to provide our portfolio with winning products across markets.

The Spinach® brand was ranked third in the vape category in Q1 2024, holding an 7.6% market share, according to Hifyre. In Q1 2024, we introduced two new Spinach® all-in-one vapes, Pineapple Paradise and Blueberry Dynamite that are performing well and helping to drive market share gains. Spinach® continues to be the number one rare cannabinoid vape brand by market share, with products that feature cannabinol (CBN), cannabigerol (CBG), and cannabichromene (CBC), holding four spots in the top five market share among rare cannabinoid vapes. We continue to develop this portfolio to bring differentiated flavor and cannabinoid combinations to market in formats and sizes consumers’ desire.

In Q1 2024, Spinach® was ranked ninth in the pre-roll category with 2.3% market share, according to Hifyre. In Q1 2024, we launched multiple products across the Spinach® portfolio, including, Spinach® Fully Charged multi-pack pre-rolls. Winning in the pre-roll category is a top priority, and we will continue to utilize our robust product development capabilities to formulate differentiated products to win with consumers.

Lord Jones®
Following a successful launch in Q4 2023, our Lord Jones® Hash Fusions pre-rolls rose to be the number one hash infused pre-roll in Q1 2024, according to Hifyre. These infused pre-rolls have been designed with an optimized ratio of ice water hash to flower, meticulously researched and sensory-tested to drive a smoother consumption experience and preserve the flowers' terpene-rich, bold flavors.

In January 2024, Cronos launched a Lord Jones® live resin vape featuring sought-after cultivars that deliver a true-to-plant flavorful full-spectrum live resin experience. Crafted with the discerning cannabis consumer in mind, these products embody a commitment to excellence, offering an unmatched combination of curated strains, pure live resin, and elegant high-quality hardware.

In February 2024, we shipped our next ground-breaking edible innovation, this time in the chocolate category. The Lord Jones® Chocolate Fusions edibles were researched and developed over multiple years and feature artisanal chocolate and high-quality ingredients in three flavors – Cookies and Cream, Dazzleberry Pop, and Salted Caramel Crunch. With this product innovation, we are aiming to reinvent the chocolate category, and we think this product will drive increased consumer demand for cannabis-infused chocolates.

Our Lord Jones® products across pre-rolls, vapes, and edibles continue to gain traction in their respective categories, and we are excited about the growth we are seeing from this brand.

PEACE NATURALS®
In Israel, we continue to drive strong performance powered by our advanced genetic breeding program and high-quality cultivation capabilities. Global genetics such as Wedding Cake and GMO lead our portfolio in Israel and have helped to maintain and grow share for the PEACE NATURALS® brand.

In May, Cronos entered the United Kingdom ("UK"), with its first shipment of cannabis flower under the PEACE NATURALS® medical brand. The Company has partnered with GROW® Pharma, a leading distributor of prescribed cannabis medicinal products in Europe and the UK. Cronos expects to provide cannabis products to patients in the UK through its partnership with GROW® Pharma.

Global Supply Chain

Cronos Growing Company Inc. ("Cronos GrowCo") reported to the Company preliminary unaudited net revenue to licensed producers, excluding sales to the Company, of approximately $5.1 million in the first quarter of 2024. Cronos previously provided Cronos GrowCo with a senior secured credit facility, which currently has approximately $67.1 million outstanding following a principal repayment of $1.2 million by Cronos GrowCo in Q1 2024. In addition to principal repayment, Cronos also received $1.4 million in interest payments from Cronos GrowCo, totaling approximately $2.7 million in cash payments to Cronos in Q1 2024.

Appointments

On April 2, 2024, Adam Wagner was appointed Senior Vice President, Head of Cronos Israel. Mr. Wagner will oversee the business and strategy of Cronos Israel. Before becoming Head of Cronos Israel, he was the Vice President of Finance at Cronos Israel managing the Cronos Israel finance department. Before joining Cronos, Adam worked as a Director of Finance at Motus GI, a publicly traded medical device company, where he oversaw the Israel-based finance department. Prior to Motus GI, Adam was a Finance Manager at Medtronic, a publicly traded medical equipment manufacturer, where he oversaw the Israel-based finance department. Prior to Medtronic’s acquisitions, Adam was the Corporate Controller for Mazor Robotics, a dual listed public medical device company. Adam began his career as a Senior Auditor at EY managing a team that performed audits for various publicly traded and private companies. Adam is a Certified Public Accountant (Israel).

Guidance and Outlook

The Company reiterates its previously announced operating expense savings target of $5 to $10 million in 2024 primarily driven by savings in general and administrative, and research and development. The organizational and cost savings initiatives are intended to position the Company to drive profitable and sustainable growth over time.

Cronos anticipates that the net change in cash, defined as the sum of cash and cash equivalents and short-term investments will be positive in 2024.

The fiscal year 2024 guidance assumes: (i) a slight moderation in interest rates; (ii) limited impacts to our operations, facilities and business in Israel due to the conflict involving Israel, Hamas, Iran and other stakeholders in the region (the "Middle East Conflict"); (iii) limited deterioration in foreign exchange rates, whether due to the Middle East Conflict or other factors; (iv) the general economic conditions and regulatory environment in the markets in which Cronos participates will not materially change; (v) timely receipt of interest and principal payments on the senior secured credit facility with Cronos

GrowCo; (vi) anticipated interest income of approximately $40 to 50 million in fiscal year 2024; (vii) year-over-year gross margin improvement; and (viii) meeting our target for reducing our operating expenses by $5 to $10 million.

Cronos continues to monitor the Middle East Conflict and the potential impacts the conflict could have on the Company’s personnel and business in Israel and the recorded amounts of assets and liabilities related to the Company’s operations in Israel. The extent to which the Middle East Conflict may impact the Company’s personnel, business and activities will depend on future developments which remain highly uncertain and cannot be predicted. It is possible that the recorded amounts of assets and liabilities related to the Company’s operations in Israel could change materially in the near term.

These statements are forward-looking and actual results may differ materially. Refer to “Forward-Looking Statements” below for information on the factors that could cause our actual results to differ materially from these forward-looking statements.

Conference Call
The Company will host a conference call and live audio webcast on Thursday, May 9, 2024, at 8:30 a.m. ET to discuss 2024 First Quarter business results. An audio replay of the call will be archived on the Company’s website for replay. Instructions for the live audio webcast are provided on the Company's website at https://ir.thecronosgroup.com/events-presentations.

About Cronos

Cronos is an innovative global cannabinoid company committed to building disruptive intellectual property by advancing cannabis research, technology and product development. With a passion to responsibly elevate the consumer experience, Cronos is building an iconic brand portfolio. Cronos’ diverse international brand portfolio includes Spinach®, PEACE NATURALS® and Lord Jones®. For more information about Cronos and its brands, please visit: thecronosgroup.com.

Forward-Looking Statements

This press release contains information that constitutes forward-looking information and forward-looking statements within the meaning of applicable securities laws and court decisions (collectively, “Forward-Looking Statements”), which are based upon our current internal expectations, estimates, projections, assumptions and beliefs. All information that is not clearly historical in nature may constitute Forward-Looking Statements. In some cases, Forward-Looking Statements can be identified by the use of forward-looking terminology, such as “expect”, “likely”, “may”, “will”, “should”, “intend”, “anticipate”, “potential”, “proposed”, “estimate” and other similar words, expressions and phrases, including negative and grammatical variations thereof, or statements that certain events or conditions “may” or “will” happen, or by discussion of strategy. Forward-Looking Statements include estimates, plans, expectations, opinions, forecasts, projections, targets, guidance or other statements that are not statements of historical fact.

Forward-Looking Statements include, but are not limited to, statements with respect to:
•expectations related to the Middle East Conflict and its impact on our operations in Israel, the supply of product in the market and the demand for product among medical patients in Israel, as well as any regional or global escalations and their impact to global commerce and stability;
•expectations related to the German, Australian and UK markets, including our strategic partnerships with Cansativa GmbH (“Cansativa”), Vitura Health Limited (“Vitura”) and GROW® Pharma, respectively, and our plans to distribute the PEACE NATURALS® brand in Germany and the UK;
•our ability to successfully and profitably sell our products in Germany and the UK;
•our expected cash and cash equivalents and short-term investment balances;
•expectations related to our announcement of cost-cutting measures, including our decision to wind-down operations at our Winnipeg, Manitoba facility and list the facility for sale, the expected costs and benefits from the wind-down of production activities at the facility, challenges and effects related thereto as well as changes in strategy, metrics, investments, costs, operating expenses, employee turnover and other changes with respect thereto;
•expectations related to the impact of our decision to exit our U.S. hemp-derived cannabinoid product operations, including the costs, expenses and write-offs associated therewith, the impact on our operations and our financial statements and any future plans to re-enter the U.S. market;
•expectations related to our announced realignment (the “Realignment”) and any progress, challenges and effects related thereto as well as changes in strategy, metrics, investments, reporting structure, costs, operating expenses, employee turnover and other changes with respect thereto;
•the timing of the change in the nature of operations at, and the announced sale-leaseback of, our facility in Stayner, Ontario (the “Peace Naturals Campus”) and the expected costs and benefits from the wind-down of certain production activities at the Peace Naturals Campus;
•our ability to complete the sale and leaseback of the Peace Naturals Campus pursuant to the agreement with Future Farmco Canada Inc.;
•our ability to acquire raw materials from suppliers, including Cronos GrowCo, and the costs and timing associated therewith;
•expectations regarding the potential success of, and the costs and benefits associated with, our joint ventures, strategic alliances and equity investments, including the strategic partnership with Ginkgo Bioworks Holdings, Inc. (“Ginkgo”);

•our ability or plans to identify, develop, commercialize or expand our technology and research and development initiatives in cannabinoids, or the success thereof;
•expectations regarding revenues, expenses, gross margins and capital expenditures;
•expectations regarding our future production and manufacturing strategy and operations, the costs and timing associated therewith and the receipt of applicable production and sale licenses;
•the ongoing impact of the legalization of additional cannabis product types and forms for adult-use in Canada, including federal, provincial, territorial and municipal regulations pertaining thereto, the related timing and impact thereof and our intentions to participate in such markets;
•the legalization of the use of cannabis for medical or adult-use in jurisdictions outside of Canada, including the United States, Germany and the UK, the related timing and impact thereof and our intentions to participate in such markets, if and when such use is legalized;
•the grant, renewal, withdrawal, suspension, delay and impact of any license or supplemental license to conduct activities with cannabis or any amendments thereof;
•our creation and commercialization of new brands and cannabis products and the consumer reception thereof;
•our ability to anticipate and meet market demand;
•expectations related to the differentiation of our products, including through the utilization of rare cannabinoids;
•the benefits, viability, safety, efficacy, dosing and social acceptance of cannabis, including CBD and other cannabinoids;
•laws and regulations and any amendments thereto applicable to our business and the impact thereof, including uncertainty regarding the application of United States (“U.S.”) state and federal law to cannabis and U.S. hemp (including CBD and other U.S. hemp-derived cannabinoids) products and the scope of any regulations by the U.S. Food and Drug Administration, the U.S. Drug Enforcement Administration, the U.S. Federal Trade Commission, the U.S. Patent and Trademark Office and any state equivalent regulatory agencies over cannabis and U.S. hemp (including CBD and other U.S. hemp-derived cannabinoids) products, including the possibility marijuana is moved from Schedule I to Schedule III under the U.S. Controlled Substances Act;
•the anticipated benefits and impact of Altria Group Inc.’s investment in the Company (the “Altria Investment”), pursuant to a subscription agreement dated December 7, 2018;
•uncertainties as to our ability to exercise our option (the “PharmaCann Option”) in PharmaCann Inc. (“PharmaCann”), in the near term or the future, in full or in part, including the uncertainties as to the status and future development of federal legalization of cannabis in the U.S. and our ability to realize the anticipated benefits of the transaction with PharmaCann;
•expectations regarding the implementation and effectiveness of key personnel changes;
•expectations regarding acquisitions and dispositions and the anticipated benefits therefrom;
•expectations of the amount or frequency of impairment losses, including as a result of the write-down of intangible assets, including goodwill;
•the impact of the ongoing military conflict between Russia and Ukraine (and resulting sanctions) on our business, financial condition and results of operations or cash flows;
•our compliance with the terms of the settlement with the SEC (the “Settlement Order”) and the settlement agreement with the Ontario Securities Commission; and
•the impact of the loss of our ability to rely on private offering exemptions under Regulation D of the Securities Act of 1933, as amended, and the loss of our status as a well-known seasoned issuer, each as a result of the Settlement Order.

Certain of the Forward-Looking Statements contained herein concerning the industries in which we conduct our business are based on estimates prepared by us using data from publicly available governmental sources, market research, industry analysis and on assumptions based on data and knowledge of these industries, which we believe to be reasonable. However, although generally indicative of relative market positions, market shares and performance characteristics, such data is inherently imprecise. The industries in which we conduct our business involve risks and uncertainties that are subject to change based on various factors, which are described further below.

The Forward-Looking Statements contained herein are based upon certain material assumptions that were applied in drawing a conclusion or making a forecast or projection, including: (i) our ability to achieve our target cash and cash equivalents and short-term investment balances for 2024; (ii) our ability to effectively navigate developments related to the Middle East Conflict and its impact on our employees and operations in Israel, the supply of product in the market and demand for product by medical patients in Israel; (iii) our ability to efficiently and effectively distribute our PEACE NATURALS® brand in Germany with our strategic partner Cansativa and in the UK with our strategic partner GROW® Pharma and our ability to efficiently and effectively distribute products in Australia with our strategic partner Vitura; (iv) our ability to realize the expected cost-savings and other benefits related to the wind-down of our operations at our Winnipeg, Manitoba facility, (v) our ability to realize the expected cost-savings, efficiencies and other benefits of our Realignment and other announced cost-cutting measures and employee turnover related thereto; (vi) our ability to efficiently and effectively wind down certain production activities at the Peace Naturals Campus, receive the benefits of the change in the nature of our operations at, and the announced sale-leaseback of, our Peace Naturals Campus and acquire raw materials on a timely and cost-effective basis from third parties, including Cronos GrowCo; (vii) our ability to satisfy all conditions for the sale and leaseback of the Peace Naturals Campus; (viii) our ability to realize anticipated benefits, synergies or generate revenue, profits or value from our acquisitions and strategic investments; (ix) the production and manufacturing capabilities and output from our facilities and our joint ventures, strategic alliances and equity investments; (x) government regulation of our activities and products including, but not limited to, the areas of cannabis taxation and environmental protection; (xi) the timely receipt of any required regulatory authorizations, approvals, consents, permits and/or licenses; (xii) consumer interest in our products and brands; (xiii) our ability to accurately forecast consumer demand and supply such demand; (xiv) our ability to differentiate our products, including through the utilization of rare cannabinoids; (xv) competition; (xvi) anticipated and unanticipated costs; (xvii) our ability to generate cash flow from operations; (xviii) our ability to conduct operations in a safe, efficient and effective manner; (xix) our ability to hire and retain qualified staff, and acquire equipment and services in a timely and cost-efficient manner; (xx) our ability to exercise the PharmaCann Option and realize the anticipated benefits of the transaction with PharmaCann; (xxi) our ability to complete planned dispositions, and, if completed, obtain our anticipated sales price; (xxii) general economic, financial market, regulatory and political conditions in which we operate; (xxiii) management’s perceptions of historical trends, current conditions and expected future developments; and (xxiv) other considerations that management believes to be appropriate in the circumstances. While our management considers these assumptions to be reasonable based on information currently available to management, there is no assurance that such expectations will prove to be correct.

By their nature, Forward-Looking Statements are subject to inherent risks and uncertainties that may be general or specific and which give rise to the possibility that expectations, forecasts, predictions, projections or conclusions will not prove to be accurate, that assumptions may not be correct, and that objectives, strategic goals and priorities will not be achieved. A variety of factors, including known and unknown risks, many of which are beyond our control, could cause actual results to differ materially from the Forward-Looking Statements in this press release and other reports we file with, or furnish to, the SEC and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf. Such factors include, without limitation, that we may not be able to achieve our cash and cash equivalents and short-term investment balance objectives; negative impacts on our employees, business and operations in Israel due to the Middle East Conflict, including that we may not be able to produce, import or sell our products or protect our people or facilities in Israel during the Middle East Conflict, the supply of product in the market and the demand for product by medical patients in Israel; that we may not be able to successfully continue to distribute our products in Germany, Australia or the UK or generate material revenue from sales in those markets; that we may not be able to achieve the anticipated benefits of the wind-down of our operations at our Winnipeg, Manitoba facility or be able to access raw materials on a timely and cost-effective basis from third-parties; that we may be unable to further streamline our operations and reduce expenses; that we may not be able to effectively and efficiently re-enter the U.S. market in the future; that we may not be able to wind-down certain production activities at, and complete the sale-leaseback of, the Peace Naturals Campus in a disciplined manner or achieve the anticipated benefits of the change in the nature of our operations or be able to access raw materials on a timely and cost-effective basis from third-parties, including Cronos GrowCo; the risk that the military conflict between Russia and Ukraine may disrupt our operations and those of our suppliers and distribution channels and negatively impact the demand for and use of our products; the risk that cost savings and any other synergies from the Altria Investment may not be fully realized or may take longer to realize than expected; failure to execute key personnel changes; the risks that our Realignment, the change in the nature of our operations at the Peace Naturals Campus and our further leveraging of our strategic partnerships will not result in the expected cost-savings, efficiencies and other benefits or will result in greater than anticipated turnover in personnel; lower levels of revenues; the lack of consumer demand for our products; our inability to accurately forecast consumer demand; our inability to reduce expenses at the level needed to meet our projected net change in cash, cash equivalents and short-term investments; our inability to manage disruptions in credit markets; unanticipated future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses; growth opportunities not turning out as expected; the lack of cash flow necessary to execute our business plan (either within the expected timeframe or at all); difficulty raising capital; the potential adverse effects of judicial, regulatory or other proceedings, or threatened litigation or proceedings, on our business, financial condition, results of operations and cash flows; volatility in and/or degradation of general economic, market, industry or business conditions; compliance with applicable environmental, economic, health and safety, energy and other policies and regulations and in particular health concerns with respect to vaping and the use of cannabis and U.S. hemp products in vaping devices; the unexpected effects of actions of third parties such as competitors, activist investors or federal (including U.S. federal), state, provincial, territorial or local regulatory authorities or self-regulatory organizations; adverse changes in regulatory requirements in relation to our business and products; legal or regulatory obstacles that could prevent us from being able to exercise the PharmaCann Option and thereby realize the anticipated benefits of the transaction with PharmaCann; dilution of our fully diluted ownership of PharmaCann and the loss of our rights as a result of that dilution; our failure to improve our internal control environment and our systems, processes and procedures; our inability to retain a new auditor to review our third-quarter financial statements; and the factors discussed under Part I, Item 1A “Risk Factors” of the Annual Report on Form 10-K for the year ended December 31, 2023 and under Part II, Item 1A “Risk Factors” in our Quarterly Reports. Readers are cautioned to consider these and other factors, uncertainties and potential events carefully and not to put undue reliance on Forward-Looking Statements.

Forward-Looking Statements are provided for the purposes of assisting the reader in understanding our financial performance, financial position and cash flows as of and for periods ended on certain dates and to present information about management’s current expectations and plans relating to the future, and the reader is cautioned not to place undue reliance on these Forward-Looking Statements because of their inherent uncertainty and to appreciate the limited purposes for which they are being used by management. While we believe that the assumptions and expectations reflected in the Forward-Looking Statements are reasonable based on information currently available to management, there is no assurance that such assumptions and expectations will prove to have been correct. Forward-Looking Statements are made as of the date they are made and are based on the beliefs, estimates, expectations and opinions of management on that date. We undertake no obligation to update or revise any Forward-Looking Statements, whether as a result of new information, estimates or opinions, future events or results or otherwise or to explain any material difference between subsequent actual events and such Forward-Looking Statements. The Forward-Looking Statements contained in this press release and other reports we file with, or furnish to, the SEC and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf are expressly qualified in their entirety by these cautionary statements.

As used in this press release, “CBD” means cannabidiol and “U.S. hemp” has the meaning given to the term “hemp” in the U.S. Agricultural Improvement Act of 2018, including hemp-derived CBD.

Cronos Group Inc.
Condensed Consolidated Balance Sheets
(In thousands of U.S. dollars, except share amounts, unaudited)

	As of March 31, 2024	As of December 31, 2023
Assets
Current assets
Cash and cash equivalents	$855,114	$669,291
Short-term investments	—	192,237
Accounts receivable, net	15,336	13,984
Interest receivable	3,864	10,012
Other receivables	5,919	6,341
Current portion of loans receivable, net	5,668	5,541
Inventory, net	30,639	30,495
Prepaids and other current assets	6,278	5,405
Held-for-sale assets	19,398	—
Total current assets	942,216	933,306
Equity method investments, net	20,521	19,488
Other investments	19,758	35,251
Non-current portion of loans receivable, net	66,545	69,036
Property, plant and equipment, net	37,171	59,468
Right-of-use assets	1,213	1,356
Goodwill	1,035	1,057
Intangible assets, net	20,018	21,078
Other assets	58	45
Total assets	$1,108,535	$1,140,085

Liabilities
Current liabilities
Accounts payable	$9,401	$12,130
Income taxes payable	73	64
Accrued liabilities	22,503	27,736
Current portion of lease obligation	958	994
Derivative liabilities	118	102
Current portion due to non-controlling interests	366	373
Total current liabilities	33,419	41,399
Non-current portion due to non-controlling interests	1,033	1,003
Non-current portion of lease obligation	1,305	1,559
Total liabilities	35,757	43,961

Shareholders’ equity
Share capital	615,625	613,725
Additional paid-in capital	48,048	48,449
Retained earnings	414,478	416,719
Accumulated other comprehensive gain (loss)	(1,793)	20,678
Total equity attributable to shareholders of Cronos Group	1,076,358	1,099,571
Non-controlling interests	(3,580)	(3,447)
Total shareholders’ equity	1,072,778	1,096,124
Total liabilities and shareholders’ equity	$1,108,535	$1,140,085

Cronos Group Inc.
Condensed Consolidated Statements of Net Loss and Comprehensive Loss

	Three months ended March 31,
(In thousands of U.S. dollars, except share and per share amounts, unaudited)	2024	2023
Net revenue, before excise taxes	$35,367	$26,554
Excise taxes	(10,079)	(7,059)
Net revenue	25,288	19,495
Cost of sales	20,805	16,568
Gross profit	4,483	2,927
Operating expenses
Sales and marketing	5,332	5,741
Research and development	997	2,039
General and administrative	8,907	11,856
Restructuring costs	83	—
Share-based compensation	2,015	2,535
Depreciation and amortization	1,123	1,525
Impairment loss on long-lived assets	1,974	—
Total operating expenses	20,431	23,696
Operating loss	(15,948)	(20,769)
Other income
Interest income, net	14,245	11,175
Loss on revaluation of derivative liabilities	(18)	(65)
Share of income (loss) from equity method investments	1,448	(496)
Loss on revaluation of financial instruments	(2,642)	(7,758)
Impairment loss on other investments	(12,734)	—
Foreign currency transaction gain (loss)	13,259	(1,643)
Other, net	(652)	85
Total other income	12,906	1,298
Loss before income taxes	(3,042)	(19,471)
Income tax benefit	(558)	(1,436)
Loss from continuing operations	(2,484)	(18,035)
Loss from discontinued operations	—	(1,222)
Net loss	(2,484)	(19,257)
Net loss attributable to non-controlling interest	(243)	(88)
Net loss attributable to Cronos Group	$(2,241)	$(19,169)
Comprehensive loss
Net loss	$(2,484)	$(19,257)
Other comprehensive income (loss)
Foreign exchange gain (loss) on translation	(22,361)	2,414
Comprehensive loss	(24,845)	(16,843)
Comprehensive loss attributable to non-controlling interests	(133)	(8)
Comprehensive loss attributable to Cronos Group	$(24,712)	$(16,835)
Net loss per share
Basic and diluted - continuing operations	$(0.01)	$(0.05)
Basic and diluted - discontinued operations	—	—
Basic and diluted - total	$(0.01)	$(0.05)

Cronos Group Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands of U.S. dollars, except share amounts, unaudited)

	Three months ended March 31,
	2024	2023
Operating activities
Net loss	$(2,484)	$(19,257)
Adjustments to reconcile net loss to cash used in operating activities:
Share-based compensation	2,015	2,551
Depreciation and amortization	1,731	2,405
Impairment loss on long-lived assets	1,974	—
Impairment loss on other investments	12,734	—
Loss from investments	894	8,419
Loss on revaluation of derivative liabilities	18	65
Changes in expected credit losses on long-term financial assets	(191)	(764)
Foreign currency transaction (gain) loss	(13,259)	1,643
Other non-cash operating activities, net	1,066	(2,850)
Changes in operating assets and liabilities:
Accounts receivable, net	(1,654)	8,201
Interest receivable	4,251	(1,953)
Other receivables	289	671
Prepaids and other current assets	(985)	(848)
Inventory	(777)	(6,824)
Accounts payable	(2,775)	1,555
Income taxes payable	11	(32,813)
Accrued liabilities	(5,062)	(7,894)
Cash flows used in operating activities	(2,204)	(47,693)
Investing activities
Purchase of short-term investments	—	(422,612)
Proceeds from short-term investments	188,872	113,355
Proceeds from repayment on loan receivables	2,678	6,249
Purchase of property, plant and equipment	(1,724)	(804)
Purchase of intangible assets	(270)	—
Cash flows provided by (used in) investing activities	189,556	(303,812)
Financing activities
Withholding taxes paid on share-based awards	(645)	(743)
Cash flows used in financing activities	(645)	(743)
Effect of foreign currency translation on cash and cash equivalents	(884)	1,271
Net change in cash and cash equivalents	185,823	(350,977)
Cash and cash equivalents, beginning of period	669,291	764,644
Cash and cash equivalents, end of period	$855,114	$413,667
Supplemental cash flow information
Interest paid	$—	$—
Interest received	$14,641	$7,558
Income taxes paid	$579	$32,932

Non-GAAP Measures

Cronos Group reports its financial results in accordance with Generally Accepted Accounting Principles in the United States (“U.S. GAAP”). This press release refers to measures not recognized under U.S. GAAP (“non-GAAP measures”). These non-GAAP measures do not have a standardized meaning prescribed by U.S. GAAP and are therefore unlikely to be comparable to similar measures presented by other companies. Rather, these non-GAAP measures are provided as a supplement to corresponding U.S. GAAP measures to provide additional information regarding the results of operations from management’s perspective. Accordingly, non-GAAP measures should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. All non-GAAP measures presented in this press release are reconciled to their closest reported U.S. GAAP measure. Reconciliations of historical adjusted financial measures to corresponding U.S. GAAP measures are provided below.

Adjusted EBITDA
Management reviews Adjusted EBITDA, a non-GAAP measure, which excludes non-cash items and items that do not reflect management’s assessment of ongoing business performance. Management defines Adjusted EBITDA as net income (loss) before interest, tax expense (benefit), depreciation and amortization adjusted for: share of (income) loss from equity method investments; impairment loss on goodwill and intangible assets; impairment loss on long-lived assets; (gain) loss on revaluation of derivative liabilities; (gain) loss on revaluation of financial instruments; transaction costs related to strategic projects; impairment loss on other investments; foreign currency transaction loss; other, net; restructuring costs; inventory write-downs resulting from restructuring actions; share-based compensation; and financial statement review costs and reserves related to the restatements of our 2019 and 2021 interim financial statements (the “Restatements”), including the costs related to the settlement of the Securities and Exchange Commission's ("SEC") and the Ontario Securities Commission's ("OSC") investigation of the Restatements and legal costs of defending shareholder class action complaints brought against us as a result of the 2019 restatement (see Part II, Item 1 “Legal Proceedings” of our Quarterly Report on Form 10-Q for the period ended March 31, 2024 for a discussion of the shareholder class action complaints relating to the restatement of the 2019 interim financial statements and the settlement of the SEC's and the OSC's investigations of the Restatements). Results are reported as total consolidated results, reflecting our reporting structure of one reportable segment.
Management believes that Adjusted EBITDA provides the most useful insight into underlying business trends and results and provides a more meaningful comparison of period-over-period results. Management uses Adjusted EBITDA for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets.
The following tables set forth a reconciliation of Net income (loss) as determined in accordance with U.S. GAAP to Adjusted EBITDA for the periods indicated:

	Three months ended March 31, 2024
	Continuing Operations	Discontinued Operations	Total
Net loss	$(2,484)	$—	$(2,484)
Interest income, net	(14,245)	—	(14,245)
Income tax benefit	(558)	—	(558)
Depreciation and amortization	1,731	–	1,731
EBITDA	(15,556)	—	(15,556)
Share of income from equity method investments	(1,448)	—	(1,448)
Impairment loss on long-lived assets	1,974	—	1,974
Loss on revaluation of derivative liabilities(i)	18	—	18
Loss on revaluation of financial instruments(ii)	2,642	—	2,642
Impairment loss on other investments(iii)	12,734	—	12,734
Foreign currency transaction gain	(13,259)	—	(13,259)
Other, net(iv)	652	—	652
Restructuring costs(v)	83	—	83
Share-based compensation(vi)	2,015	—	2,015
Financial statement review costs(vii)	(524)	—	(524)
Adjusted EBITDA	$(10,669)	$—	$(10,669)

	Three months ended March 31, 2023
	Continuing Operations	Discontinued Operations	Total
Net loss	$(18,035)	$(1,222)	$(19,257)
Interest income, net	(11,175)	(5)	(11,180)
Income tax benefit	(1,436)	—	(1,436)
Depreciation and amortization	2,276	129	2,405
EBITDA	(28,370)	(1,098)	(29,468)
Share of loss from equity method investments	496	—	496
Loss on revaluation of derivative liabilities(i)	65	—	65
Loss on revaluation of financial instruments(ii)	7,758	—	7,758
Foreign currency transaction loss	1,643	—	1,643
Other, net(iv)	(85)	—	(85)
Share-based compensation(vi)	2,535	16	2,551
Financial statement review costs(vii)	276	—	276
Adjusted EBITDA	$(15,682)	$(1,082)	$(16,764)

(i)For the three months ended March 31, 2024 and 2023, loss on revaluation of derivative liabilities represents the fair value changes on the derivative liabilities.
(ii)For the three months ended March 31, 2024 and 2023, loss on revaluation of financial instruments related primarily to the Company’s equity securities in Vitura.
(iii)For the three months ended March 31, 2024, loss on other investments represents the fair value change on the PharmaCann Option.
(iv)For the three months ended March 31, 2024 and 2023, other, net related to (gain) loss on disposal of assets.
(v)For the three months ended March 31, 2024, restructuring costs from continuing operations related to employee-related severance costs and other restructuring costs associated with the Realignment.
(vi)For the three months ended March 31, 2024 and 2023, share-based compensation related to the non-cash expenses of share-based compensation awarded to employees under the Company’s share-based award plans.
(vii)For the three months ended March 31, 2024 and 2023, financial statement review costs include costs and reserves taken related to the Restatements, costs related to the Company’s responses to requests for information from various regulatory authorities relating to the Restatements and legal costs incurred defending shareholder class action complaints brought against the Company as a result of the 2019 restatement. For the three months ended March 31, 2024, a credit balance is presented due to an insurance recovery.

Constant Currency
To supplement the consolidated financial statements presented in accordance with U.S. GAAP, we have presented constant currency adjusted financial measures for net revenues, gross profit, gross profit margin, operating expenses, net income (loss) and Adjusted EBITDA for the three months ended March 31, 2024, as well as cash and cash equivalents and short-term investment balances as of March 31, 2024 compared to December 31, 2023, which are considered non-GAAP financial measures. We present constant currency information to provide a framework for assessing how our underlying operations performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period income statement results in currencies other than U.S. dollars are converted into U.S. dollars using the average exchange rates from the three months and comparative period in 2023 rather than the actual average exchange rates in effect during the respective current periods; constant currency current and prior comparative balance sheet information is translated at the prior year-end spot rate rather than the current period spot rate. All growth comparisons relate to the corresponding period in 2023. We have provided this non-GAAP financial information to aid investors in better understanding the performance of our operations. The non-GAAP financial measures presented in this press release should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with U.S. GAAP.
The table below sets forth certain measures of consolidated results from continuing operations on a constant currency basis for the three months ended March 31, 2024 compared to the three months ended March 31, 2023 as well as cash and cash equivalents and short-term investments as of March 31, 2024 and December 31, 2023, both on an as-reported and constant currency basis (in thousands):

As Reported	As Adjusted for Constant Currency
Three months ended March 31,	As Reported Change	Three months ended March 31,	Constant Currency Change
2024	2023	$	%	2024	$	%
Net revenue	$25,288	$19,495	$5,793	30%	$25,505	$6,010	31%
Gross profit	4,483	2,927	1,556	53%	4,549	1,622	55%
Gross margin	18%	15%	N/A	3	pp	18%	N/A	3	pp

Operating expenses	20,431	23,696	(3,265)	(14)%	20,475	(3,221)	(14)%
Net loss from continuing operations	(2,484)	(18,035)	15,551	86%	(2,481)	15,554	86%
Adjusted EBITDA	(10,669)	(15,682)	5,013	32%	(10,645)	5,037	32%

As of March 31,	As of December 31,	As Reported Change	As of March 31,	Constant Currency Change
2024	2023	$	%	2024	$	%
Cash and cash equivalents	$855,114	$669,291	$185,823	28%	$856,236	$186,945	28%
Short-term investments	—	192,237	(192,237)	(100)%	—	(192,237)	(100)%
Total cash and cash equivalents and short-term investments	$855,114	$861,528	$(6,414)	(1)%	$856,236	$(5,292)	(1)%

Net revenue

	As Reported				As Adjusted for Constant Currency
	Three months ended March 31,		As Reported Change		Three months ended March 31,	Constant Currency Change
	2024	2023	$	%	2024	$	%
Cannabis flower	$17,525	$13,128	$4,397	33%	$17,755	$4,627	35%
Cannabis extracts	7,727	6,301	1,426	23%	7,714	1,413	22%
Other	36	66	(30)	(45)%	36	(30)	(45)%
Net revenue	$25,288	$19,495	$5,793	30%	$25,505	$6,010	31%

	As Reported				As Adjusted for Constant Currency
	Three months ended March 31,		As Reported Change		Three months ended March 31,	Constant Currency Change
	2024	2023	$	%	2024	$	%
Canada	$18,871	$14,434	$4,437	31%	$18,835	$4,401	30%
Israel	6,417	5,061	1,356	27%	6,670	1,609	32%
Net revenue	$25,288	$19,495	$5,793	30%	$25,505	$6,010	31%

For the three months ended March 31, 2024, net revenue on a constant currency basis was $25.5 million, representing a 31% increase from the three months ended March 31, 2023. On a constant currency basis, net revenue increased for the three months ended March 31, 2024 primarily due to higher cannabis flower and extract sales in the Canadian adult-use market and higher cannabis flower sales in Israel, partially offset by an adverse price/mix in the Canadian cannabis flower category driving increased excise tax payments as a percentage of revenue.
Gross profit
For the three months ended March 31, 2024, gross profit on a constant currency basis was $4.5 million, representing a 55% increase from the three months ended March 31, 2023. On a constant currency basis, gross profit increased for the three months ended March 31, 2024 primarily due to higher cannabis flower and extract sales in the Canadian adult-use market and higher cannabis flower sales in Israel and favorable labor, overhead and inventory variances, partially offset by an adverse price/mix in the Canadian cannabis flower category driving increased excise tax payments as a percentage of revenue.
Operating expenses
For the three months ended March 31, 2024, operating expenses on a constant currency basis were $20.5 million, representing a 14% decrease from the three months ended March 31, 2023. On a constant currency basis, operating expenses decreased for the three months ended March 31, 2024, primarily due to lower advertising and marketing spend, lower costs associated with the achievement of Ginkgo milestones, lower professional fees, largely related to financial statement review costs, and lower bonus, payroll and insurance costs.

Net income (loss)
For the three months ended March 31, 2024, net income on a constant currency basis was $2.5 million, representing an improvement of $15.6 million from the three months ended March 31, 2023.
Adjusted EBITDA
For the three months ended March 31, 2024, Adjusted EBITDA on a constant currency basis was $(10.6) million, representing a 32% improvement from the three months ended March 31, 2023. The improvement in Adjusted EBITDA for the three months ended March 31, 2024 on a constant currency basis was driven by higher cannabis flower and extract sales in the Canadian adult-use market, higher cannabis flower sales in Israel, decreases in general and administrative expenses and lower costs associated with the achievement of Ginkgo milestones, partially offset by an adverse price/mix in Canada in the cannabis flower category driving increased excise tax payments as a percentage of revenue.
Cash and cash equivalents & short-term investments
Cash and cash equivalents and short-term investments on a constant currency basis decreased 1% to $856.2 million as of March 31, 2024 from $861.5 million as of December 31, 2023. The decrease in cash and cash equivalents and short-term investments is primarily due to cash flows used in operating activities in the three months ended March 31, 2024.

Foreign currency exchange rates
All currency amounts in this press release are stated in U.S. dollars, which is our reporting currency, unless otherwise noted. All references to “dollars” or “$” are to U.S. dollars. The assets and liabilities of our foreign operations are translated into dollars at the exchange rate in effect as of March 31, 2024, March 31, 2023, and December 31, 2023. Transactions affecting the shareholders’ equity (deficit) are translated at historical foreign exchange rates. The condensed consolidated statements of net loss and comprehensive loss and condensed consolidated statements of cash flows of our foreign operations are translated into dollars by applying the average foreign exchange rate in effect for the reporting period as reported on Bloomberg. The exchange rates used to translate from USD to Canadian dollars (“C$”) and Israeli New Shekels ("ILS") are shown below:

(Exchange rates are shown as C$ per $)	As of
	March 31, 2024	March 31, 2023	December 31, 2023
Spot rate	1.3532	1.3516	1.3243
Year-to-date average rate	1.3479	1.3520	N/A

(Exchange rates are shown as ILS per $)	As of
	March 31, 2024	March 31, 2023	December 31, 2023
Spot rate	3.6887	3.5966	3.6163
Year-to-date average rate	3.6617	3.5319	N/A
For further information, please contact:
Shayne Laidlaw
Investor Relations
Tel: (416) 504-0004
investor.relations@thecronosgroup.com